Exhibit 10.16

NOTE

September 24, 2004

        Fellows Energy Ltd. promises to pay $625,000 plus interest at 8% to the order of Deseado, LLC on demand.

/s/ George S. Young

George S. Young

Chief Executive Officer

Fellows Energy, Ltd.